Exhibit 99.2
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                       VIACOM COMPLETES MERGER OF SPELLING

New York, NY, June 24, 1999 - Viacom Inc. (NYSE: VIA, VIA.B) announced today that it completed the acquisition of Spelling Entertainment Group Inc. (NYSE,
PSE: SP) through a merger of Spelling and a wholly owned subsidiary of Viacom on June 23. As a result of the merger, Viacom owns 100% of Spelling and Spelling's shares have been delisted from the New York and Pacific Stock Exchanges.

The merger was previously approved by the Boards of Directors of Viacom and Spelling. As a result of the merger, each share of Spelling common stock was converted into the right to receive $9.75 in cash, subject to dissenters' rights.

Spelling Entertainment Group Inc. is a leading producer and distributor of television and film entertainment and comprises Spelling Television, Big Ticket Television, Worldvision Enterprises and Hamilton Projects. The Company is one of the largest producers of television programming and, through its combined libraries, controls approximately 10,000 hours of programming for worldwide distribution.

Viacom Inc.  is one of the  world's  largest  entertainment  companies  and is a leading force in nearly every segment of the international media marketplace. The operations of Viacom include Blockbuster, MTV Networks, Paramount Pictures, Paramount Television, Paramount Parks, Showtime Networks, Simon & Schuster, 19 television stations, and movie screens in 12 countries. Viacom also owns half-interests in Comedy Central, UPN and UCI. National Amusements, Inc., a closely held corporation which operates approximately 1,300 screens in the U.S., the U.K. and South America, is the parent company of Viacom. More information about Viacom is available at the Company's Web site located at http://www.viacom.com.

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Contact:
Susan Duffy
(212) 258-6347


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